Exhibit 99

TITAN REPORTS ALL-TIME RECORD IN FIRST QUARTER SALES

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
April 29, 2008

First quarter highlights:

•	Sales for first quarter 2008 were an all-time record of $253.5 million, up $27.2 million, or approximately 12 percent, as compared to $226.3 million in the first quarter of 2007.

•	Gross profit for first quarter 2008 was $32.3 million, an improvement of $5.1 million, or approximately 19 percent, compared to $27.2 million in 2007.

•	Net income for the first quarter was $8.1 million, an increase of $10.6 million when compared to the net loss of $(2.5) million in the first quarter of 2007.

•	Basic earnings per share were $.30 for the first quarter of 2008, up $.42 cents as compared to a loss per share of $(.12) in the first quarter of 2007.

•	In February 2008, Titan produced its first giant radial 63-inch prototype tire, which is approximately 13½ feet tall and weighs approximately 12,500 pounds.

Statement of Chief Executive Officer:

“Titan’s first quarter reached record levels. The growth was spurred by the huge demand in the agricultural market,” stated Chairman and CEO Maurice Taylor Jr. “Increases in grain-based ethanol and soybean-based biofuel has increased commodity prices throughout the ag market. In April, Titan signed a three-year agreement to supply various John Deere affiliates with farm tires. This upward trend should continue and contribute to our growth, and result in one of Titan’s best years yet.

“This quarter, Titan produced its first new 63-inch giant off-the-road (OTR) radial tire. Testing began on the tire in mid-April, using Titan’s new 24-foot bull wheel. It’s truly remarkable how much progress our team has made on this giant OTR project.

“We are still on schedule to be in start-up giant tire production in July 2008.  Looking forward, production of these giant OTR tires will build as equipment is brought online. With the new capacity to produce giant OTR tires and the continued strong demand in ag, Titan's sales should remain strong.”

Financial overview:

Sales:  Titan recorded sales of $253.5 million for the first quarter of 2008, which were 12 percent higher than the first quarter 2007 sales of $226.3 million. The record sales level was attributed to exceptionally strong demand in the Company’s agricultural market, which reported higher sales of 28 percent for the first quarter of 2008 as compared to the previous year’s first quarter.

Gross profit:  For the first quarter of 2008, gross profit was $32.3 million or 12.8 percent of net sales, compared to $27.2 million or 12.0 percent of net sales for the first quarter of 2007. The gross profit margin for the quarter showed an improvement of approximately 1 percent as compared to the first quarter of 2007, even though the margin was hampered by higher raw material prices and giant OTR training costs, which had a negative impact of approximately 2 percent to 3 percent on the margin.

Income from operations:  For the first quarter of 2008, income from operations was $16.1 million or 6.4 percent of net sales, compared to $14.3 million or 6.3 percent in 2007.

Interest expense:  Interest expense was $4.0 million for the first quarter of 2008 as compared to $5.7 million in 2007. The lower interest costs were primarily the result of lower average debt balance.

Pre-tax income:  Income before income taxes was $13.6 million for first quarter 2008, an improvement of approximately $18.6 million from a loss of $(5.0) million in 2007.  The company’s net loss in the first quarter of 2007 included a noncash convertible debt conversion charge of $13.4 million.

Income taxes:  The company recorded an income tax expense of $5.4 million in the first quarter of 2008 as compared to an income tax benefit of $(2.5) million in 2007.

Net income:  Net income for the first quarter ended March 31, 2008, was $8.1 million, compared to net loss of $(2.5) million in 2007.

Earnings per share:  For the first quarter of 2008, basic earnings per share were $.30 and diluted earnings per share were $.29, as compared to basic and diluted loss per share of $(.12) in 2007.

Cash balance:  The company’s March 2008 quarter-end cash balance was $47.6 million, compared to $58.3 million in 2007. The reduction in the quarter’s cash balance primarily related to the higher level of capital expenditures related to the giant OTR project.

Capital expenditures: Titan’s capital expenditures for the first quarter of 2008 were $20.9 million, which included approximately $16 million of expenditures related to the giant OTR tire project.

Debt balance:  Long-term debt was unchanged at $200 million at March 31, 2008, and year-end 2007. The company’s short-term debt remains at a zero balance.

Equity balance:  The company’s stockholders’ equity increased to $281.2 million at March 31, 2008, from the $272.5 million at the 2007 year-end.

Form 10-Q:  For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on April 29, 2008.

Titan Builds First Radial 63-Inch Tire

On February 15, 2008, the company announced that Titan Tire Corporation of Bryan had produced Titan’s first prototype of the giant radial 63-inch tire in its Ohio facility. Titan announced its commitment to produce these giant radial tires, used in the mining industry, in May 2007 when the company’s Board of Directors approved funding to increase tire production capacity to include 57-inch and 63-inch giant radial tires.

Recent Developments:

Preliminary Proxy Statement

On April 11, 2008, Titan filed a preliminary proxy statement regarding a special meeting of Titan stockholders.  The special meeting would be to approve the issuance of up to 9,000,000 shares of the Company’s common stock in connection with a proposed offer to purchase up to all the outstanding ordinary shares of Titan Europe Plc (Titan Europe).

Before the offer may be made, the Company’s stockholders would need to approve the issuance of up to 9,000,000 shares of the Company’s common stock to acquire Titan Europe.  The making of the proposed offer would also be subject to various approvals and pre-conditions.  There can be no assurance that all conditions would be met and that the proposed offer would be made, or that it would be successful if made.  The proxy statement is preliminary and is subject to approval by the Securities and Exchange Commission before a definitive proxy statement would be issued and the special Titan stockholder meeting arrangements would be made.

Supply Agreement with Deere & Company

On April 18, 2008, the company announced that Titan Tire Corporation signed a three-year agreement to supply farm tires to various John Deere affiliates.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2007. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
For the three months ended March 31, 2008 and 2007

Amounts in thousands, except earnings per share data.	Three Months Ended
	March 31,
	2008	2007
Net sales	$253,525	$226,278
Cost of sales	221,181	199,087
Gross profit	32,344	27,191

Selling, general & administrative expenses	14,077	11,284
Royalty expense	2,147	1,564
Income from operations	16,120	14,343

Interest expense	(3,984)	(5,749)
Non-cash convertible debt conversion charge	0	(13,376)
Other income (expense)	1,420	(185)
Income (loss) before income taxes	13,556	(4,967)

Provision (benefit) for income taxes	5,422	(2,484)

Net income (loss)	$8,134	$(2,483)

Earnings (loss) per common share:
Basic	$.30	$(.12)
Diluted	.29	(.12)

Average common shares outstanding:
Basic	27,412	20,814
Diluted	27,790	20,814

Segment Information
 Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended
	March 31,
	2008	2007
Agricultural	$173,486	$135,296
Earthmoving/Construction	73,833	75,118
Consumer	6,206	15,864
Total	$253,525	$226,278

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	March 31,	December 31,
Assets	2008	2007
Current assets:
Cash and cash equivalents	$47,595	$58,325
Accounts receivable	133,820	98,394
Inventories	124,196	128,048
Deferred income taxes	19,615	25,159
Prepaid and other current assets	16,573	17,839
Total current assets	341,799	327,765

Property, plant and equipment, net	210,512	196,078
Investment in Titan Europe Plc	32,783	34,535
Goodwill	11,702	11,702
Other assets	19,269	20,415
Total assets	$616,065	$590,495

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$62,656	$43,992
Other current liabilities	41,609	43,788
Total current liabilities	104,265	87,780

Long-term debt	200,000	200,000
Deferred income taxes	13,431	14,044
Other long-term liabilities	17,155	16,149
Stockholders’ equity	281,214	272,522
Total liabilities & stockholders’ equity	$616,065	$590,495

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489